November 3, 1998


                           Cathy Fowler, 303-858-3405
                           Steve Lang, 303-858-3406

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                                        MediaOne Group Operating Cash Flow Increases 32 Percent

                                       -- International growth continues at a remarkable pace --

                       -- High-speed Internet and digital telephone service launched in five new U.S. cities --
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ENGLEWOOD,  Colo. -- MediaOne Group (NYSE: UMG) today reported 32 percent growth in proportionate  operating cash flow. Since the end of the second quarter, the company  has launched  new  services in five U.S. cities,  offered a new video packaging concept, added more than 14,000 new high-speed Internet customers, and continued to enjoy phenomenal customer growth in its international businesses.

     For  the  third  quarter,  MediaOne  Group  reported  - on a  proportionate pro-forma basis:
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o        A 32 percent increase in operating cash flow, to $500 million.  That compares to
     $380 million for the same operations in the third quarter of 1997.

o        A 16 percent increase in revenue, to $1.8 billion.  MediaOne Group's equivalent revenue for 1997 was $1.6 billion.
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     Because MediaOne Group operates  numerous joint ventures,  the company uses proportionate accounting to reflect its share of operating revenues and expenses associated with these operations.

     Pro-forma numbers are used to provide direct "apples to apples" comparisons of operations quarter over quarter, as the company has streamlined the business significantly in the last year. Streamlining included the completion of the split from U S WEST Communications; the $4.75 billion transfer of U.S. directory assets to the new U S WEST; and the $6 billion merger of U.S. wireless interests into AirTouch.
                                                                -more-

MediaOne Group Third Quarter Earnings
Page 2

     Operating cash flow, which represents earnings before interest, taxes, depreciation and amortization, is a key indicator of the company's operating performance.

     "This has been another terrific quarter for MediaOne Group. From an operations perspective, our international businesses continue to grow at a remarkable pace as we introduce more new broadband and wireless services. And in the U.S., we're rolling out high-speed Internet, telephone, advanced analog and digital video services," Chairman and CEO Chuck Lillis said. "Financially, our operating cash flow and revenue figures are strong, and we continue to maintain a solid balance sheet."

MediaOne  -- the U.S. broadband business

     In the U.S., pro-forma broadband revenue was up 11.6 percent for the quarter and 10.5 percent for the first nine months of the year. Pro-forma for system swaps and sales, customer growth year over year was 1.3 percent. Pro-forma core cable operating cash flow was $263 million, an increase of 6.5 percent over the same quarter last year.

     MediaOne launched high-speed Internet service in one new city and digital telephone service in four new cities since the end of the second quarter. High-speed Internet customers increased 34 percent to nearly 55,000 since June 30. Digital telephone service now is available to more than a quarter million homes in Atlanta; Los Angeles; Boston; Richmond, Va.; and Jacksonville and Pompano, Florida.

     MediaOne  launched  NexTV service in September.  NexTV is the company's new
multichannel   video   packaging  plan  designed  to  give   customers   greater
entertainment choices.

MediaOne Multimedia Ventures - the 25.51 percent stake in Time Warner Entertainment

     For the quarter, MediaOne Group's share of Time Warner Entertainment revenues was $822 million, up 12.9 percent over third quarter 1997. MediaOne Group's share of TWE's earnings before interest, taxes, depreciation, amortization and other associated costs for third quarter was $210 million, 19.3 percent higher than the same quarter last year.

     MediaOne owns a nearly 35 percent proportionate interest in a high-speed Internet joint venture with Time Warner, Microsoft and Compaq. With Time
Warner's 73,000 Road Runner customers and MediaOne's nearly 55,000 MediaOne Express customers, the joint venture is a leader in high-speed Internet services.
                                                                -more-

MediaOne Group Third Quarter Earnings
Page 3

MediaOne International - the international broadband and wireless joint ventures

     MediaOne International's pro-forma proportionate operating cash flow grew nearly two and a half times over third quarter 1997, from $23 million for third quarter 1997 to $79 million for the same period this year. Pro-forma proportionate revenues were $363 million for the quarter, up more than 35 percent over the same quarter last year.

     MediaOne International continues to be a significant force in European and Asian telecommunications. This quarter included the completion of the Telewest merger with General Cable, as well as impressive year-over-year growth in the wireless arena, including an 83 percent increase in wireless customers at One 2 One in the United Kingdom and a 79 percent increase in Central European wireless customers. Overall, the international ventures are providing 7.1 million cable television, telephone and wireless services to customers in Europe and Asia.

     MediaOne Group (NYSE: UMG) is one of the world's largest broadband communications companies, bringing the power of broadband and the Internet to more than seven million customers in the United States, Europe and Asia. The company also has interests in some of the fastest-growing wireless communications businesses outside the U.S., serving more than three million customers. For 1997, the businesses now part of MediaOne Group produced $6.6 billion in proportionate revenue.

[Safe Harbor statement: This document contains statements about expected future events and financial results that are forward-looking and subject to risk and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation
Reform Act of 1995. Discussion of factors that may affect future results is contained in our recent filings with the Securities and Exchange Commission.]



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Note: This release and the financial statements will be available on our website after 7:30 a.m. (MST): www.mediaonegroup.com
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